Exhibit 4.2

RIGHTS AGREEMENT

This Rights Agreement (this “Agreement”) is made as of February 9, 2023 between Bellevue Life Sciences Acquisition Corp., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, with offices at 1 State Street, New York, New York 10004, as right agent (the “Right Agent”).

WHEREAS, the Company is engaged in a public offering (“Public Offering”) of up to 6,900,000 units (including 900,000 units which may be issued pursuant to an overallotment option granted to the underwriters of the Public Offering), each unit (the “Public Units”) comprised of one share of common stock, $0.0001 par value (“Common Stock”), a warrant to purchase one share of Common Stock, and one right to receive one-tenth (1/10) of one share of Common Stock, subject to adjustment as described herein, and, in connection therewith, will issue and deliver up to 6,900,000 rights (the “Public Rights”) to the public investors in connection with the Public Offering; and

WHEREAS, simultaneously with the consummation of the Public Offering, the Company will engage in a private placement and issue placement units that are identical to the Units (the “Placement Units” and together with the Public Units and such other units as the Company issues from time to time hereunder, the “Units”), which will include the issuance and delivery of up to an aggregate of 430,000 rights underlying Placement Units (the “Placement Rights”, and together with the Public Rights and such other rights as the Company issues from time to time hereunder, the “Rights”);

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1, File No. 333-264597 (“Registration Statement”), for the registration, under the Securities Act of 1933, as amended (“Act”) of, among other securities, the Public Rights and the Common Stock issuable to the holders of the Public Rights;

WHEREAS, the Company desires the Right Agent to act on behalf of the Company, and the Right Agent is willing to so act, in connection with the issuance, registration, transfer and exchange of the Rights;

WHEREAS, the Company desires to provide for the form and provisions of the Rights, the terms upon which they shall be issued, and the respective rights, limitation of rights, and immunities of the Company, the Right Agent, and the holders of the Rights; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Rights, when executed on behalf of the Company and countersigned by or on behalf of the Right Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:

1.

Appointment of Right Agent. The Company hereby appoints the Right Agent to act as agent for the Company for the Rights, and the Right Agent hereby accepts such appointment and agrees to perform the same in accordance with the terms and conditions set forth in this Agreement.

2.	Rights.

2.1.

Form of Right. Each Right shall be issued in registered or book entry form, as requested by the Company or the holder of a Right. Any Rights issued in registered form shall be in substantially the form of Exhibit A hereto, the provisions of which are incorporated herein and shall be signed by, or bear the facsimile signature of, the Chairman of the Board or Chief Executive Officer and Treasurer, Secretary or Assistant Secretary of the Company and shall bear a facsimile of the Company’s seal, if any. In the event the person whose facsimile signature has been placed upon any Right shall have ceased to serve in the capacity in which such person signed the Right before such Right is issued, it may be issued with the same effect as if he or she had not ceased to be such at the date of issuance.

2.2.

Effect of Countersignature. Unless and until countersigned by the Right Agent pursuant to this Agreement, a registered Right shall be invalid and of no effect and may not be exchanged for Common Stock.

2.3.	Registration.

2.3.1.

Right Register. The Right Agent shall maintain books (“Right Register”) for the registration of original issuance and the registration of transfer of the Rights. Upon the initial issuance of the Rights, the Right Agent shall issue and register the Rights in the names of the respective holders thereof in such denominations and otherwise in accordance with instructions delivered to the Right Agent by the Company.

2.3.2.

Registered Holder. Prior to due presentment for registration of transfer of any Right, the Company and the Right Agent may deem and treat the person in whose name such Right shall be registered upon the Right Register (“registered holder”) as the absolute owner of such Right and of each Right represented thereby (notwithstanding any notation of ownership or other writing on the Right Certificate made by anyone other than the Company or the Right Agent), for the purpose of the exchange thereof, and for all other purposes, and neither the Company nor the Right Agent shall be affected by any notice to the contrary.

2.4.

Detachability of Rights. The securities comprising the Units, including the Rights, will not be separately transferable until the ninetieth (90th) day after the date hereof unless Chardan Capital Markets, LLC (the “Representative”) informs the Company and the Right Agent of its decision to allow earlier separate trading, but in no event will separate trading of the securities comprising the Units begin until (i) the Company files a Current Report on Form 8-K which includes an audited balance sheet reflecting the receipt by the Company of the gross proceeds of the Public Offering including the proceeds received by the Company from the exercise of the over-allotment option, if the over-allotment option is exercised on the date hereof, and (ii) the Company issues a press release and files a Current Report on Form 8-K announcing when such separate trading shall begin.

3.	Terms and Exchange of Rights.

3.1.

Rights. Each Right shall entitle the holder thereof to receive one-tenth of one share of Common Stock upon the happening of the Exchange Event (described below). No additional consideration shall be paid by a holder of Rights in order to receive his, her or its shares of Common Stock upon the Exchange Event as the purchase price for such shares of Common Stock has been included in the purchase price for the Units. In no event will the Company be required to net cash settle the Rights or issue fractional shares of Common Stock. The provisions of this Section 3.1 may not be modified, amended or deleted without the prior written consent of the Representative.

3.2.	Exchange Event. The Exchange Event shall be the Company’s consummation of an initial Business Combination (as defined in the Company’s Amended and Restated Certificate of Incorporation).

3.3.	Exchange of Rights.

3.3.1.

Issuance of Certificates. As soon as practicable upon the occurrence of the Exchange Event, the Company shall direct holders of the Rights to return their Rights Certificates to the Right Agent. If the Company is not the surviving entity in a Business Combination, the holder of Rights must affirmatively elect to such conversion. Upon receipt of a valid Rights Certificate, the Right Agent shall issue to the registered holder of such Right(s) a certificate or certificates for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it. Notwithstanding the foregoing, or any provision contained in this Agreement to the contrary, in no event will the Company be required to net cash settle the Rights. The Company shall not issue fractional shares upon exchange of Rights. At the time of the Exchange Event, the Company will instruct the Right Agent to round down to the nearest whole share of Common Stock or otherwise inform it how fractional shares will be addressed in accordance with Delaware law.

3.3.2.	Valid Issuance. All shares of Common Stock issued upon an Exchange Event in conformity with this Agreement shall be validly issued, fully paid and nonassessable.

3.3.3.

Date of Issuance. Each person in whose name any such certificate for shares of Common Stock is issued shall for all purposes be deemed to have become the holder of record of such shares on the date of the Exchange Event, irrespective of the date of delivery of such certificate.

3.3.4.

Company Not Surviving Following Exchange Event. If the Exchange Event results in the Company not continuing as a publicly held reporting entity, the definitive agreement will provide for the holders of Rights to receive the same per share consideration as the holders of the Common Stock will receive in with the Exchange Event, for the number of shares such holder is entitled to pursuant to Section 3.1 above.

3.4.

Duration of Rights. If an Exchange Event does not occur within the time period set forth in the Company’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time, the Rights shall expire and shall be worthless.

4.	Transfer and Exchange of Rights.

4.1.

Registration of Transfer. The Right Agent shall register the transfer, from time to time, of any outstanding Right upon the Right Register, upon surrender of such Right for transfer, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Right representing an equal aggregate number of Rights shall be issued and the old Right shall be cancelled by the Right Agent.

4.2.

Procedure for Surrender of Rights. Rights may be surrendered to the Right Agent, together with a written request for exchange or transfer, and thereupon the Right Agent shall issue in exchange therefor one or more new Rights as requested by the registered holder of the Rights so surrendered, representing an equal aggregate number of Rights; provided, however, that in the event that a Right surrendered for transfer bears a restrictive legend, the Right Agent shall not cancel such Right and issue new Rights in exchange therefor until the Right Agent has received an opinion of counsel for the Company stating that such transfer may be made and indicating whether the new Rights must also bear a restrictive legend.

4.3.	Fractional Rights. The Right Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Right Certificate for a fraction of a Right.

4.4.	Service Charges. There shall be a reasonable service charge paid to the Right Agent for any exchange or registration of transfer of Rights.

4.5.

Right Execution and Countersignature. The Right Agent is hereby authorized to countersign and to deliver, in accordance with the terms of this Agreement, the Rights required to be issued pursuant to the provisions of this Section 4, and the Company, whenever required by the Right Agent, will supply the Right Agent with Rights duly executed on behalf of the Company for such purpose.

5.	Other Provisions Relating to Rights of Holders of Rights.

5.1.

No Rights as Stockholder. Until exchange of a Right for shares of Common Stock as provided for herein, a Right does not entitle the registered holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the meetings of stockholders or the election of directors of the Company or any other matter.

5.2.

Lost, Stolen, Mutilated, or Destroyed Rights. If any Right is lost, stolen, mutilated, or destroyed, the Company and the Right Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Right, include the surrender thereof), issue a new Right of like denomination, tenor, and date as the Right so lost, stolen, mutilated, or destroyed. Any such new Right shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Right shall be at any time enforceable by anyone.

5.3.

Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that will be sufficient to permit the exchange of all outstanding Rights issued pursuant to this Agreement.

6.	Concerning the Right Agent and Other Matters.

6.1.

Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Right Agent in respect of the issuance or delivery of shares of Common Stock upon the exchange of Rights, but the Company shall not be obligated to pay any transfer taxes in respect of the Rights or such shares.

6.2.	Resignation, Consolidation, or Merger of Right Agent.

6.2.1.

Appointment of Successor Right Agent. The Right Agent, or any successor to it hereafter appointed, may resign its duties and be discharged from all further duties and liabilities hereunder after giving sixty (60) days’ notice in writing to the Company. If the office of the Right Agent becomes vacant by resignation or incapacity to act or otherwise, the Company shall appoint in writing a successor Right Agent in place of the Right Agent. If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the Right Agent or by the holder of the Right (who shall, with such notice, submit his, her or its Right for inspection by the Company), then the holder of any Right may apply to the Supreme Court of the State of New York for the County of New York for the appointment of a successor Right Agent at the Company’s cost. Any successor Right Agent, whether appointed by the Company or by such court, shall be a corporation organized and existing under the laws of the State of New York, in good standing and having its principal office in the Borough of Manhattan, City and State of New York, and authorized under such laws to exercise corporate trust powers and subject to supervision or examination by federal or state authority. After appointment, any successor Right Agent shall be vested with all the authority, powers, rights, immunities, duties, and obligations of its predecessor Right Agent with like effect as if originally named as Right Agent hereunder, without any further act or deed; but if for any reason it becomes necessary or appropriate, the predecessor Right Agent shall execute and deliver, at the expense of the Company, an instrument transferring to such successor Right Agent all the authority, powers, and rights of such predecessor Right Agent hereunder; and upon request of any successor Right Agent the Company shall make, execute, acknowledge, and deliver any and all instruments in writing for more fully and effectually vesting in and confirming to such successor Right Agent all such authority, powers, rights, immunities, duties, and obligations.

6.2.2.

Notice of Successor Right Agent. In the event a successor Right Agent shall be appointed, the Company shall give notice thereof to the predecessor Right Agent and the transfer agent for the shares of Common Stock not later than the effective date of any such appointment.

6.2.3.

Merger or Consolidation of Right Agent. Any corporation into which the Right Agent may be merged or with which it may be consolidated or any corporation resulting from any merger or consolidation to which the Right Agent shall be a party shall be the successor Right Agent under this Agreement without any further act.

6.3.	Fees and Expenses of Right Agent.

6.3.1.

Remuneration. The Company agrees to pay the Right Agent reasonable remuneration for its services as such Right Agent hereunder and will reimburse the Right Agent upon demand for all expenditures that the Right Agent may reasonably incur in the execution of its duties hereunder.

6.3.2.

Further Assurances. The Company agrees to perform, execute, acknowledge, and deliver or cause to be performed, executed, acknowledged, and delivered all such further and other acts, instruments, and assurances as may reasonably be required by the Right Agent for the carrying out or performing of the provisions of this Agreement.

6.4.	Liability of Right Agent.

6.4.1.

Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Right Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chief Financial Officer and delivered to the Right Agent. The Right Agent may rely upon such statement for any action taken or suffered in good faith by it pursuant to the provisions of this Agreement.

6.4.2.

Indemnity. The Right Agent shall be liable hereunder only for its own gross negligence, willful misconduct or bad faith. The Company agrees to indemnify the Right Agent and save it harmless against any and all liabilities, including judgments, costs and reasonable counsel fees, for anything done or omitted by the Right Agent in the execution of this Agreement except as a result of the Right Agent’s gross negligence, willful misconduct, or bad faith.

6.4.3.

Exclusions. The Right Agent shall have no responsibility with respect to the validity of this Agreement or with respect to the validity or execution of any Right (except its countersignature thereof); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Right; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or any Right or as to whether any shares of Common Stock will, when issued, be valid and fully paid and nonassessable.

6.5.	Acceptance of Agency. The Right Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the terms and conditions herein set forth.

6.6.

Waiver. The Right Agent hereby waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution of, the Trust Account (as defined in that certain Investment Management Trust Agreement, dated as of the date hereof, by and between the Company and the Right Agent as trustee thereunder) and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever.

7.	Miscellaneous Provisions.

7.1.	Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Right Agent shall bind and inure to the benefit of their respective successors and assigns.

7.2.

Notices. Any notice, statement or demand authorized by this Agreement to be given or made by the Right Agent or by the holder of any Right to or on the Company shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Company with the Right Agent), as follows:

Bellevue Life Sciences Acquisition Corp.

10900 NE 4th Street, Suite 2300

Bellevue, WA 98004

Attn: Chief Financial Officer

Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Right or by the Company to or on the Right Agent shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing by the Right Agent with the Company), as follows:

Continental Stock Transfer & Trust Company

1 State Street, 30th Floor

New York, NY 10004

Attn: Compliance Department

and

K&L Gates LLP

925 Fourth Avenue, Suite 2900

Seattle, WA 98104

Attn: Gary J. Kocher

Email: gary.kocher@klgates.com

and

Chardan Capital Markets, LLC

17 State Street, Suite 1600

New York, New York 10004

Attn: Elliot Gnedy

and

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attn: Christian O. Nagler, Esq.

Email: cnagler@kirkland.com

7.3.

Applicable Law. The validity, interpretation, and performance of this Agreement and of the Rights shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. Each of the Company and the Right Agent hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the Company and the Right Agent hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, this exclusive forum provision shall not apply to suits brought to enforce a duty or liability created by the Securities and Exchange Act of 1934 (“Exchange Act”), any other claim for which the federal courts have exclusive jurisdiction or any complaint asserting a cause of action arising under the Securities Act against us or any of our directors, officers, other employees or agents. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. Any such process or summons to be served upon the Company may be served by transmitting a copy thereof by registered or certified mail, return receipt requested, postage prepaid, addressed to it at the address set forth in Section 7.2 hereof. Such mailing shall be deemed personal service and shall be legal and binding upon the Company in any action, proceeding or claim.

7.4.

Persons Having Rights under this Agreement. Nothing in this Agreement expressed and nothing that may be implied from any of the provisions hereof is intended, or shall be construed, to confer upon, or give to, any person or corporation other than the parties hereto and the registered holders of the Rights and, for the purposes of Sections 3.1, 7.4 and 7.8 hereof, the Representative, any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. The Representative shall be deemed to be a third-party beneficiary of this Agreement with respect to Sections 3.1, 7.4 and 7.8 hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto (and the Representative with respect to Sections 3.1, 7.4 and 7.8 hereof) and their successors and assigns and of the registered holders of the Rights.

7.5.

Examination of this Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Right Agent in the County of Nassau County, State of New York, for inspection by the registered holder of any Right. The Right Agent may require any such holder to submit his, her or its Right for inspection by it.

7.6.

Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

7.7.	Effect of Headings. The Section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

7.8.

Amendments. This Agreement may be amended by the parties hereto without the consent of any registered holder for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the registered holders. All other modifications or amendments shall require the written consent or vote of the registered holders of a majority of the then outstanding Rights. The provisions of this Section 7.8 may not be modified, amended or deleted without the prior written consent of the Representative.

7.9.

Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as of the day and year first above written.

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

By:	/s/ Kuk Hyoun Hwang
Name: Kuk Hyoun Hwang
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:	/s/ Erika Young
Name: Erika Young
Title: Vice President

EXHIBIT A

Form of Right

Exhibit 4.5

NUMBER [•]	RIGHTS

BELLEVUE LIFE SCIENCES ACQUISITION CORP.

INCORPORATED UNDER THE LAWS OF DELAWARE

RIGHT

SEE REVERSE FOR

CERTAIN DEFINITIONS

CUSIP 079174124

THIS CERTIFIES THAT, for value received

is the registered holder of a right or rights (each, a “Right”) to automatically receive one-tenth of one share of common stock, $0.0001 par value (“Common Stock”), of Bellevue Life Sciences Acquisition Corp. (the “Company”) for each Right evidenced by this Rights Certificate on the Company’s completion of an initial business combination (as defined in the prospectus relating to the Company’s initial public offering (“Prospectus”)) upon surrender of this Right Certificate pursuant to the Rights Agreement between the Company and Continental Stock Transfer & Trust Company, as Rights Agent. In no event will the Company be required to net cash settle any Right.

Upon liquidation of the Company in the event an initial business combination is not consummated during the required period as identified in the Company’s Amended and Restated Certificate of Incorporation, the Right shall expire and be worthless. The holder of a Right shall have no right or interest of any kind in the Company’s trust account (as defined in the Prospectus).

Upon due presentment for registration of transfer of the Right Certificate at the office or agency of the Rights Agent, a new Right Certificate or Right Certificates of like tenor and evidencing in the aggregate a like number of Rights shall be issued to the transferee in exchange for this Right Certificate, without charge except for any applicable tax or other governmental charge. The Company shall not issue fractional shares upon exchange of Rights. The Company reserves the right to deal with any fractional entitlement at the relevant time in any manner (as provided in the Rights Agreement).

The Company and the Rights Agent may deem and treat the registered holder as the absolute owner of this Right Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any conversion hereof, of any distribution to the registered holder, and for all other purposes, and neither the Company nor the Right Agent shall be affected by any notice to the contrary.

This Right is governed by and shall be construed in accordance with the laws of the State of New York.

This Right does not entitle the registered holder to any of the rights of a stockholder of the Company.

Dated:
CHAIRMAN	CHIEF FINANCIAL OFFICER

Continental Stock Transfer & Trust Company, as Rights Agent

The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM	—	as tenants in common	UNIF GIFT MIN ACT	—	Custodian
					(Cust)	(Minor)

TEN ENT	—	as tenants by the entireties

JT TEN	—	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts to Minors Act

(State)

Additional Abbreviations may also be used though not in the above list.

Bellevue Life Sciences Acquisition Corp.

The Company will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional or other special rights of each class of shares or series thereof of the Company and the qualifications, limitations, or restrictions of such preferences and/or rights. This certificate and the rights represented thereby are issued and shall be held subject to all the provisions of the Certificate of Incorporation and all amendments thereto and resolutions of the Board of Directors providing for the issue of shares of Common Stock (copies of which may be obtained from the secretary of the Company), to all of which the holder of this certificate by acceptance hereof assents.

For value received, ___________________________ hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

rights represented by the within Certificate, and do hereby irrevocably constitute and appoint

____________________________________________________________________________ Attorney to transfer said rights on the books of the within named Company will full power of substitution in the premises.

Dated
	Notice:	The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

The holder of this certificate shall have no right or interest of any kind in or to the funds held in the Company’s trust account (as defined in the Prospectus).